Exhibit 99.2

22nd Century Settles All Litigation with Former CEO Pandolfino

November 9, 2015

Clarence, New York – 22nd Century Group, Inc. (NYSE MKT:  XXII), a leader in tobacco harm reduction, announced today that the Company and Joseph Pandolfino, the former CEO and founder of the Company, have settled all litigation and disputes between the parties. The details of this settlement have been disclosed by the Company in its filing today with the U.S. Securities and Exchange Commission (“SEC”) of a Current Report on Form 8-K, which is publicly available on the SEC’s EDGAR database on the SEC website of www.sec.gov.

Henry Sicignano, III, 22nd Century’s Chief Executive Officer and President stated, “As the founder of 22nd Century and as a major stockholder, Joe’s interests are closely aligned with those of other shareholders.  We look forward to Joe’s helpful input going forward as a strategic consultant who will be tasked with assisting 22nd Century on special projects such as commercialization of RED SUN, MAGIC and our extraordinary modified risk tobacco products in development – BRAND A and BRAND B.”

Joseph Pandolfino said, “I am thrilled that all disagreements between me and the Company have been resolved.  As a strategic consultant, I look forward to working with Henry and the team to create shareholder value.  22nd Century is a unique company with an important public health mission and I remain dedicated to its success.”

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants and the level of cannabinoids in cannabis plants through genetic engineering and plant breeding. The Company’s primary mission is to reduce the harm caused by smoking. 22nd Century currently owns or exclusively controls more than 200 issued patents and more than 50 pending patent applications around the world. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the year ended December 31, 2014, filed on February 6, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Investor Relations:
IRTH Communications
Andrew Haag, 866-976-4784
xxii@irthcommunications.com
or
Redington, Inc.
Tom Redington, 203-222-7399